Exhibit 99.2

Press Release	Source: Beijing Med-Pharm Corporation
Beijing Med-Pharm Completes Private Placement of Senior Secured Promissory Notes
Monday November 5, 9:00 am ET
PLYMOUTH MEETING, Pa.—(BUSINESS WIRE)—Beijing Med-Pharm Corporation (NASDAQ:BJGP — News) (“Beijing Med-Pharm” or the “Company”), today announced that it has completed its previously announced private placement of 10% senior secured promissory notes due on May 1, 2009, to qualified institutional and accredited investors. The offering, which raised gross proceeds of $23.1 million, includes warrants with a five year term to purchase an aggregate of 575,000 shares of common stock of the Company and warrants with an eighteen month term to purchase an aggregate of 462,580 shares of common stock of the Company. The net proceeds from the offering were approximately $21.9 million, which Beijing Med-Pharm will utilize in the previously announced Guangzhou Pharmaceutical Corporation acquisition, as well as for certain interest payments and the acquisition of rights to sell certain drugs in China.
Philadelphia Brokerage Corporation acted as the sole placement agent in this transaction.
This transaction is described in more detail in the 8-K and other supporting documents filed with the Securities and Exchange Commission.
About Beijing Med-Pharm Corporation
Beijing Med-Pharm Corporation, through its subsidiaries, is a pharmaceutical marketing and distribution company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. Beijing Med-Pharm’s proprietary portfolio, primarily focusing on women’s health and pediatrics, comprises Propess, Misopess, Anpo and Fentora. The Company is headquartered in Plymouth Meeting, Pennsylvania. Visit www.beijingmedpharm.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including the expected proceeds of the private placement and the successful closings of the private placement and the Sunstone acquisition. These statements are subject to uncertainties and risks including, but not limited to, the satisfaction of certain contingencies contained in the sale agreements for the private placement and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
Beijing Med-Pharm Corporation
Fred M. Powell, 610-940-1675
Chief Financial Officer
or
Integrated Corporate Relations, Inc.
In the U.S.:
Ashley Ammon MacFarlane and Christine Duan
203-682-8200 (Investor Relations)
or
In Asia:
Xuyang Zhang
86 10 8523 3087 (Investor Relations)